Exhibit 10.1.k

AGREEMENT AND RELEASE

       This Agreement and Release is entered into by and between Great Plains Energy Incorporated (hereinafter the "Company") and Bernard J. Beaudoin ("hereinafter "Executive"). In consideration of the mutual promises set forth herein, the parties agree as follows:

1.      Executive shall resign as Chairman of the Board, President and Chief Executive Officer for the Company effective October 1, 2003.

2.      Executive shall retire from his employment with the Company effective December 31, 2003.

3.      With the exception of those items identified below, Executive's current pay and all current employee benefits cease as of December 31, 2003. Between the period October 1, 2003 and December 31, 2003, Executive shall continue to receive his current pay and all employee benefits that are available to any other active employee, in consideration for Executive's agreement to assist in the transition of Company matters and operations to applicable Company personnel.

4.      On or after January 1, 2004, or such other date that is mutually agreed to between the parties that is no later than March 31, 2004, the Company shall pay to Executive the following:

a.     a lump sum severance payment of $1,153,316.00, representing the value of 18 months salary and benefits, and 12 months of annual incentive payments;

b.     additional supplemental retirement benefits under the Supplemental Employee Retirement Plan in the amount of $998,111.00; and

c.     tax and estate planning reimbursement in the amount of $5,000.00;

5.      On January 5, 2004, the Company shall also pay to Executive, in lump sum, the equivalent dollar value of the following:

a.     the difference between the exercise price of $25.55 per share for the 2001 option grant of 55,000 shares and the average of the fair market value (as defined in the Amended Long-Term Incentive Plan) of the shares for the 20-day period ending December 31, 2003; and

b.     the difference between the exercise price of $24.90 per share for the 2002 option grant of 55,000 shares and the average of the fair market value (as defined in the Amended Long-Term Incentive Plan) of the shares for the 20-day period ending December 31, 2003.

6.      With the exception of any payments and benefits that would be subject to employment tax withholding and remain part of the Company's obligation, Executive agrees to be responsible for all federal and state income taxes on the payments and benefits described in paragraphs 4 and 5, above.

7.      In consideration of the foregoing, which the parties understand and acknowledge to be in excess of what is or may be due Executive under existing agreements and Company policies, Executive hereby releases the Company, its affiliated entities, officers, directors, managers, agents and employees from any and all liability, claims or charges of any kind whatsoever, including any and all liability, claims or charges of any kind whatsoever, including any and all liability, whether in their personal or representative capacities, for claims or charges under state or federal discrimination laws, including Title VII of the Civil Rights Act and the Age Discrimination in Employment Act, arising out of his employment with the Company or the termination of that employment or any other circumstances or events, whether known or unknown, occurring up to and including the date of retirement.

8.      The Company hereby releases and holds Executive harmless from any and all liability, claims or charges of any kind whatsoever, for services performed for the Company to the date of retirement, including any and all liability arising from his representative or personal capacities, for claims or charges brought against him or the Company under the authority of any state or federal statutory, regulatory, or common law. Company shall pay for or reimburse Executive for any costs or other expenditures associated with such liability, claims or charges, in accordance with any previously signed Indemnification Agreement signed between Executive and the Company.

9.      Executive agrees that he has or will immediately return to the Company any and all property of the Company in his possession or under his control.

10.     Executive shall not, directly or indirectly, disseminate, or disclose to any person, firm, or other business entity for any purpose whatsoever, any confidential information obtained from customers or trade secrets which were disclosed to him or known by him as a consequence of or through his employment with the Company. For purposes of this paragraph, "confidential information" and "trade secrets" do not include information that is otherwise known to or available to the public.

11.     Executive agrees that he is and will not be due any other payment or benefit from the Company of any kind whatsoever, except regular retirement benefits including previously vested retirement benefits under the Management Pension Plan and Supplemental Executive Retirement Plan. Executive may also continue participation as a retiree under any Company-sponsored medical or life insurance plan, to the extent such a program is made available, under the same terms and conditions that are applicable to other employee(s)/retiree(s) generally.

12.     Executive acknowledges that he has read this agreement and has relied upon no promise not expressly set forth herein in signing this Agreement and Release. The parties further acknowledge that this Agreement contains the entire agreement between the parties and supercedes all prior discussions, negotiations, and agreements between the parties on the subject matter set forth in this Agreement. This Agreement may be amended only in writing, signed by Executive and an authorized representative of the Company

13.     This Agreement shall be interpreted under the laws of the State of Missouri without regard to any choice of law statute or doctrine. Any dispute relating to this Agreement shall be brought before the Circuit Court for Jackson County, State of Missouri, or the U.S. District Court for the Western District of Missouri, at Kansas City, Missouri.

14.     This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. With the exception of any Company-sponsored retirement plan and unless otherwise agreed to or is in violation of any applicable law, any obligations or payments that are due and owing to Executive, or he is otherwise entitled to, under the terms and conditions of this Agreement shall continue to be available upon his death to any surviving spouse or other lineal descendant(s).

15.     If any part of the Agreement is found by a Court to be invalid or unenforceable, the other parts shall remain valid and fully enforceable.

GREAT PLAINS ENERGY INCORPORATED

By:/s/William C. Nelson
     William C. Nelson
     Chairman of the Compensation Committee

BERNARD J. BEAUDOIN

By:/s/Bernard J. Beaudoin
     Bernard J. Beaudoin

Dated:  November 10, 2003